Exhibit 3.34

State of Delaware Secretary of State Division of Corporations Delivered 01:47 PM 12/01/2010 FILED 01:37 PM 12/01/2010 SRV 101136106 - 3177486 FILE

CERTIFICATE OF FORMATION

OF

IDCO NOMINEES, LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§18-101 et seq., does hereby certify as follows:

1. The name of the limited liability company is IDCO Nominees, LLC (the “Company”).

2. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 1st day of December    , 2010.

INTERACTIVE DATA CORPORATION, its Sole Member

By:
Name: Vincent A. Chippari
Title: Senior Vice President & CFO